UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Ranger Energy Services, Inc.
(Name of Registrant as Specified In Its Charter)

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RANGER ENERGY SERVICES, INC.
800 Gessner, Suite 1000
Houston, Texas 77024
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of Ranger Energy Services, Inc.:
Notice is hereby given that the 2020 Annual Meeting of Stockholders of Ranger Energy Services, Inc. (the “Company”) will be a completely virtual meeting, on May 8, 2020, at 10:00 a.m. Central Daylight Time (the “Annual Meeting”). There will be no physical meeting location, as the meeting will only be conducted via live webcast. In order to attend the virtual meeting, you must register in advance at www.proxydocs.com/RNGR prior to the deadline of May 6, 2020 at 5:00 pm Eastern Time.
The Annual Meeting is being held for the following purposes:

1.
To elect the ten nominees named in this proxy statement to the Company’s Board of Directors, each of whom will hold office until the 2021 Annual Meeting of Stockholders and until his successor is elected and qualified or until the earlier of death, resignation or removal.

2.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2020.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
Each outstanding share of the Company’s Class A common stock (NYSE: RNGR) and Class B common stock entitles the holder of record at the close of business on March 9, 2020, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.
We are pleased to take advantage of rules promulgated by the United States Securities and Exchange Commission that allow us to furnish our proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.
In order to attend the virtual meeting, you must register in advance at www.proxydocs.com/RNGR prior to the deadline of May 6, 2020 at 5:00 pm Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow instructions found on your Proxy Card and/or Voting Authorization Form and subsequent instructions that will be delivered to you via email. If you are planning to attend our meeting, please check the website ten days prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.
It is important that you retain a copy of the control number found on the proxy card, voting instruction form or Notice, as such number will be required in order for stockholders to gain access to the virtual meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE VIRTUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD YOU WILL RECEIVE IF YOU REQUEST PRINTED MATERIALS. IF YOU CHOOSE TO ATTEND THE VIRTUAL ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES VIRTUALLY, EVEN THOUGH YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.
ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

By Order of the Board of Directors,

Darron M. Anderson President, Chief Executive Officer and Director
Houston, Texas
March 27, 2020

RANGER ENERGY SERVICES, INC.

i

RANGER ENERGY SERVICES, INC.
800 Gessner, Suite 1000
Houston, Texas 77024
PROXY STATEMENT
2020 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors (the “Board of Directors” or the “Board”) of Ranger Energy Services, Inc. (the “Company”) requests your proxy for the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) that will be held on May 8, 2020, at 10:00 a.m. Central Daylight Time. The 2020 Annual Meeting will be a completely virtual meeting. There will be no physical meeting location, as the meeting will only be conducted via live webcast. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. The Board has made this proxy statement (the “Proxy Statement”) and the accompanying Notice of Annual Meeting of Stockholders available on the Internet at www.proxypush.com/RNGR. The approximate date on which this Proxy Statement, accompanying Notice of Internet Availability of Proxy Materials (the “Notice”) and proxy card and the Company’s 2020 Annual Report to Stockholders are first being made available to stockholders at www.proxypush.com/RNGR is March 27, 2020.
In order to attend, you must register in advance at www.proxydocs.com/RNGR prior to the deadline of May 6, 2020 at 5:00 pm Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow instructions found on your Proxy Card and/or Voting Authorization Form and subsequent instructions that will be delivered to you via email. If you are planning to attend our virtual meeting, please check the website ten days prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.
It is important that you retain a copy of the control number found on the proxy card, voting instruction form or Notice, as such number will be required in order for stockholders to gain access to the virtual meeting.

ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. In addition, management will report on the performance of the Company and respond to questions from stockholders.
Proposals to be Voted Upon at the Annual Meeting
At the Annual Meeting, our stockholders will be asked to consider and vote upon the following two proposals:

•
Proposal 1: To elect the ten nominees named in this Proxy Statement to the Board, each of whom will hold office until the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) and until his successor is elected and qualified or until the earlier of death, resignation or removal.

•	Proposal 2: To ratify the appointment of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.
In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
Recommendation of the Board
The Board recommends that you vote FOR each of the nominees to the Board (Proposal One); and FOR the ratification of the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal Two).

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 8, 2020: Annual Report, Notice & Proxy Statement and Proxy Card are available at www.proxypush.com/RNGR
Pursuant to the “notice and access” rules adopted by the United States Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. The approximate date on which this Proxy Statement, accompanying Notice and proxy card and the Company’s 2020 Annual Report to Stockholders are first being made available to stockholders at www.proxypush.com/RNGR is March 27, 2020. Such Notice will be sent to all shareholders of record as of March 9, 2020 (the “Record Date”). The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.
Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
Our 2020 Annual Report to Stockholders and this Proxy Statement are available at www.proxypush.com/RNGR.
Voting at the Annual Meeting
The Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and Class B common stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), are the only classes of securities that entitle holders to vote generally at meetings of the Company’s stockholders. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the holder to one vote at the Annual Meeting.
If, on the Record Date, you hold shares of our Common Stock that are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares. Mediant, Inc. (“Mediant”) is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote virtually at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting virtually, you may vote by Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card or by submitting your vote by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet, telephone or by completing and returning the proxy card you will receive upon request of printed materials. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by: (1) delivering a written notice of revocation addressed to Ranger Energy Services, Inc., Attn: J. Brandon Blossman, 800 Gessner, Suite 1000, Houston, Texas 77024, (2) a duly executed proxy bearing a later date, (3) voting again by Internet or telephone, or (4) attending the Annual Meeting and voting virtually. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.
If, on the Record Date, you hold shares of our Common Stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name,” and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares virtually at the Annual Meeting unless a legal proxy from your broker, bank or other nominee confirming your beneficial ownership of the shares as of the Record Date is obtained. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.
If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes.” Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner, and (2) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on ratification of our independent registered public accounting firm for clients who have not provided voting instructions. However, without voting instructions from their clients, they cannot vote on “non-routine” proposals, including the election of directors. Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting.

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. If you receive more than one Notice, it is because your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice received to ensure that all of your shares are voted.
A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 800 Gessner, Suite 1000, Houston, Texas 77024, for a period of ten days prior to the date of our Annual Meeting. The list will also be available for review during the Annual Meeting.
Quorum Requirement for the Annual Meeting
The presence at the Annual Meeting, whether virtually or by valid proxy, of the persons holding a majority of shares of Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 9,389,412 shares of Class A Common Stock and 6,866,154 shares of Class B Common Stock outstanding, held by approximately 35 and four stockholders of record, respectively, which does not include shareholders whose shares are held in “street name.” Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy or voting instruction form, or if a stockholder of record attends the Annual Meeting but does not vote (either before or during the Annual Meeting)) and broker non-votes will be considered to be shares present at the meeting for purposes of a quorum.
Required Votes
Election of Directors.    Each director will be elected by the vote of the plurality of the votes validly cast on the election of directors at the Annual Meeting. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.
Ratification of our independent registered public accounting firm.    Approval of the proposal to ratify the Audit Committee’s appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2020, requires the affirmative vote of the holders of at least a majority of the shares of Common Stock present virtually or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of this proposal, and abstentions will have the effect of a vote against this proposal.
Solicitation of Proxies
Solicitation of proxies may be made via the Internet, mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Mediant to provide various services relating to the solicitation of proxies, including webhosting, printing, mailing and tabulating votes, for an aggregate fee of approximately $20,000. The Company will bear all costs of solicitation.
Default Voting
A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly execute and submit a proxy, but do not provide any voting instructions, your shares will be voted FOR each of the director nominees listed in Proposal ONE and FOR Proposal TWO.
If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

PROPOSAL ONE—ELECTION OF DIRECTORS
The Board of Directors has nominated the following individuals for election as directors of the Company, to serve until the 2021 Annual Meeting, and until his successor is elected and qualified or until the earlier of death, resignation or removal:
Darron M. Anderson
Merrill A. Miller
Brett T. Agee
Richard E. Agee
William M. Austin
Charles S. Leykum
Gerald C. Cimador
Krishna Shivram
Michael C. Kearney
Byron A. Dunn
Each of the above individuals are currently serving as directors of the Company. Biographical information for each nominee is contained in the “Directors and Executive Officers” section below.
The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends.
Vote Required
The election of directors in this Proposal ONE requires the affirmative vote of a plurality of the votes validly cast at the election. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.
Recommendation
The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS
After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Proposal One—Election of Directors” above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Title
Darron M. Anderson	51	President, Chief Executive Officer and Director
J. Brandon Blossman	55	Chief Financial Officer
Mario H. Hernandez	64	Chief Accounting Officer
Merrill A. “Pete” Miller (1) (2)	69	Chairman of the Board
Brett T. Agee	46	Director
Richard E. Agee (2)	77	Director
William M. Austin (1)	74	Director
Charles S. Leykum	42	Director
Gerald C. Cimador	47	Director
Krishna Shivram (2)	57	Director
Michael C. Kearney (1) (2)	71	Director
Byron A. Dunn	62	Director
___________________________________________

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.
The Company’s Board of Directors currently consists of ten members, and if the stockholders elect each of the directors to the Board as set forth in “Proposal One—Election of Directors” above, the Board will continue to consist of ten members. Each year, the directors stand for re-election as their terms of office expire. Presented below is biographical information about each of the Company’s executive officers, directors and nominees for director.
Darron M. Anderson—President, Chief Executive Officer and Director.    Darron M. Anderson has served as our President, Chief Executive Officer and as a member of our Board of Directors since 2017. Mr. Anderson served as President and Chief Executive Officer of Express Energy Services from 2008 to 2015. Express Energy Services sought protection under Chapter 11 of the United States Bankruptcy Code in 2009, and emerged from Chapter 11 in the same year. Subsequent to his time as President and Chief Executive Officer of Express Energy Services, Mr. Anderson evaluated potential opportunities from 2015 to 2016, and consulted for Littlejohn & Co., LLC from 2016 to 2017, and for CSL Capital Management (“CSL”) during 2017, prior to joining us. Mr. Anderson began his career in the oil and natural gas industry as a drilling engineer for Chevron USA in 1991 and has subsequently held positions of increasing responsibility in the oil and natural gas and oilfield services industries. Mr. Anderson holds a Bachelor of Science in Petroleum Engineering from the University of Texas at Austin. We believe that Mr. Anderson’s leadership, management experience and experience with oilfield services companies bring valuable experience to our Board of Directors.
J. Brandon Blossman—Chief Financial Officer.   J. Brandon Blossman has served as our Chief Financial Officer since 2018. Mr. Blossman joined Ranger Energy Services, Inc. in 2018 and served as Vice President of Mergers & Acquisitions, Financial Planning and Analysis until he was appointed to the role of CFO. Prior to joining the Company, from 2008 until 2017, Mr. Blossman served in various positions at Tudor Pickering Holt & Co., most recently as Managing Director, Research. From 2003 to 2008, Mr. Blossman served in positions of increasing responsibility at Reliant Energy, in Corporate Finance, Development and Strategy roles. Mr. Blossman holds a Bachelor of Arts and Master of Business Administration from the University of Texas and a Master of Arts in Clinical Psychology from the University of Houston.
Mario H. Hernandez—Chief Accounting Officer.    Mario H. Hernandez has served as our Chief Accounting Officer (“CAO”) since 2018. Mr. Hernandez joined Ranger Energy Services, Inc. in 2017 and served as Controller until he was appointed to the role of CAO. Prior to joining the Company, Mr. Hernandez served in various positions at Express Energy Services from 2009 until 2015, most recently serving as the Senior Vice President Finance from 2014 to 2015. Mr. Hernandez also served as Chief Financial Officer and CAO/Treasurer for Express Energy Services. Subsequent to his time at Express Energy Services, Mr. Hernandez evaluated potential opportunities and provided consulting services prior to joining Ranger in 2017. Mr. Hernandez holds a Bachelor of Science in Business Administration from the University of Houston-Victoria and is a certified public accountant.

Merrill A. “Pete” Miller, Jr.—Chairman of the Board.    Merrill A. Miller, Jr. has served as the Chairman of our Board of Directors since 2017. Mr. Miller was the executive chairman of NOW Inc. (NYSE: DNOW), a spinoff of the distribution business of National Oilwell Varco (NYSE: NOV), and supplier of oilfield services and equipment to the oil and gas industry, from 2014 to 2017. Prior to assuming this role, Mr. Miller served as President and Chief Executive Officer of NOV from 2001 to 2014, and as chairman of the board of directors from 2002 to 2014. Mr. Miller’s work history includes broad experience in the oil service and drilling contractor industries including 15 years at Helmerich & Payne, where he held various positions culminating as Vice President, US operations. Mr. Miller has served as a director of Chesapeake Energy Corporation (NYSE: CHK) since 2007, chairman of Transocean Ltd. (NYSE: RIG) from 2015 to 2019, and was vice chairman of Transocean from 2014 to 2015. Mr. Miller also serves on the board of directors of the Offshore Energy Center, Petroleum Equipment Suppliers Association and Spindletop International, and is a member of the National Petroleum Council. He graduated from the United States Military Academy, West Point, New York in 1972 and, upon graduation, served five years in the United States Army. Mr. Miller received a Master of Business Administration from Harvard Business School in 1980. We believe Mr. Miller’s more than 30 years of management and executive experience in the energy industry and service in multiple leadership positions for NOV, Chesapeake, NOW, Transocean and other companies qualifies him to serve on our Board of Directors.
Brett T. Agee—Director.    Brett T. Agee has served as a member of our Board of Directors since 2017, as the President and Chief Executive Officer of Bayou Well Holdings Company, LLC (“Bayou Holdings”) since 2011 and as the Chief Executive Officer of Ranger Energy Services, LLC (“Ranger Services”) from 2016 to 2017. Prior to joining us, Mr. Agee served as the Chief Executive Officer of Bayou Well Services, LLC (“Bayou Services”) from its founding in 2009 until our acquisition thereof in 2016. Mr. Agee holds a Bachelor of Science in Geography from Texas A&M University’s College of Geosciences. Mr. Agee is the son of Richard E. Agee, a member of our Board of Directors. We believe that Mr. Agee’s extensive experience in the energy industry and with Bayou Holdings and Bayou Services, as well as his substantial business, leadership and management experience, brings important and valuable skills to our Board of Directors. Pursuant to the Stockholders’ Agreement, Mr. Agee has certain rights, subject to certain exceptions, to remain a member of our Board of Directors for so long as CSL beneficially owns at least 50% of our Common Stock.
Richard E. Agee—Director.    Richard E. Agee has served as a member of our Board of Directors since 2017. Mr. Agee founded Wapiti Energy, LLC, a privately held oil and natural gas company focused on strategic exploration throughout the United States, in 2000, and has served as the Chairman of its board of directors since its founding in 2000, and served as the Chairman of the board of directors of Bayou Services until our acquisition thereof in 2016. Mr. Agee holds both Bachelor of Science and Master of Science degrees in Petroleum Engineering from the University of Wyoming. Mr. Agee was also a Sloan Fellow at the Massachusetts Institute of Technology, where he received his Master of Science. Mr. Agee is the father of Brett T. Agee, a member of our Board of Directors. We believe that Mr. Agee’s extensive experience serving as an officer and director for several energy companies brings important and valuable skills to our Board of Directors. Pursuant to the Stockholders’ Agreement, Mr. Agee has certain rights, subject to certain exceptions, to remain a member of our Board of Directors for so long as CSL beneficially owns at least 50% of our Common Stock.
William M. Austin—Director.    William M. Austin has served as a member of our Board of Directors since 2017, as a member of Torrent Services’ board of directors since 2015 and as a member of Ranger Services’ board of directors from its founding in 2014 until 2016, subsequent to which he served as an adviser to Ranger Services’ board of directors until 2017. Mr. Austin has served as President with Austin Lee Ventures LTD, a Houston, Texas-based investment company, since 2010. Mr. Austin currently serves as a member of the board of directors of Stallion Oilfield Services, a position he has held since 2017, and was formerly a member of the board of directors of Nuverra Environmental Solutions, Inc. (OTCQB: NESC), from 2014 to 2017. He is a former member of the board of directors of Express Energy LLP, a Houston, Texas-based oilfield services company, which was sold in 2014. Mr. Austin served as Executive Vice President and Chief Financial Officer of Exterran Holdings from 2011 until 2014, and he also served as Senior Vice President and Director of Exterran GP, LLC from 2012 until 2014. Mr. Austin holds a Bachelor of Science degree in Electrical Engineering from Brown University, a Master of Science degree from Stevens Institute of Technology and a Master of Business Administration from Columbia University. We believe that Mr. Austin’s over 35 years of experience across varying industries and history of board service bring important and valuable skills to our Board of Directors.
Charles S. Leykum—Director.    Charles S. Leykum has served as a member of our Board of Directors since 2017 and as a member of Ranger Services’ board of directors since its founding in 2014. Mr. Leykum founded CSL, an energy services-focused private equity firm in 2008. Prior to founding CSL, Mr. Leykum was a Portfolio Manager at Soros Fund Management LLC. Before his time at Soros, he worked in the Principal Investment Area and the Investment Banking Division of Goldman, Sachs & Co. Mr. Leykum currently serves as a member of the board of directors of Sentinel Energy Services Inc. (STNLU). Mr. Leykum graduated with a Bachelor of Arts in Economics from Columbia University and a Master of Business Administration from Harvard Business School in 2004. We believe that Mr. Leykum’s extensive investment experience in the energy industry and service as a director for several energy companies brings important and valuable skills to our Board of Directors. Pursuant to the Stockholders’ Agreement, Mr. Leykum has certain rights, subject to certain exceptions, to remain a member of our Board of Directors for so long as CSL beneficially owns at least 10% of our Common Stock.

Gerald C. Cimador—Director.    Gerald C. Cimador has served as a member of our Board of Directors since 2018. He is currently serving as the Chief Financial Officer of CSL, a position he has held since 2008, and as the Chief Financial Officer and Chief Accounting Officer of Sentinel Energy Services Inc. (STNLU), a position he has held since 2017. From 1999 to 2008, Mr. Cimador was Controller of Moore Capital Management LP, a private investment management firm. Prior to that, from 1997 to 1999, Mr. Cimador served as Audit Manager of Ernst & Young LLP. Mr. Cimador started his career as Audit Senior for Goldstein Golub Kessler & Co. from 1994 to 1997. He has a Bachelor of Business Administration in Accounting from Hofstra University. Mr. Cimador’s extensive experience working for our sponsor and investing in the energy industry makes him a valuable addition to our Board of Directors. Pursuant to the Stockholders’ Agreement, Mr. Cimador has certain rights, subject to certain exceptions, to remain a member of our Board of Directors for so long as CSL beneficially owns at least 20% of our Common Stock.
Krishna Shivram—Director.    Krishna Shivram has served as a member of our Board of Directors since 2017. Mr. Shivram currently serves as the Chief Executive Officer and Director of Sentinel Energy Services Inc. (STNLU), positions he has held since 2017. Mr. Shivram served as the Executive Vice President and Chief Financial Officer of Weatherford International plc from 2013 to 2016, and as interim Chief Executive Officer of Weatherford International plc from 2016 to 2017, subsequent to which he evaluated potential opportunities prior to joining us. Immediately prior to joining Weatherford, Mr. Shivram served as Vice President and Treasurer of Schlumberger Ltd. since 2011. Prior to his serving as Vice President and Treasurer, Mr. Shivram held a number of senior management positions at Schlumberger, including Controller—Drilling Group from 2010 to 2011, Manager—Mergers and Acquisitions from 2009 to 2010 and Controller—Oilfield Services from 2006 to 2009. Mr. Shivram is a Chartered Accountant and we believe that his experience in financial accounting, income taxes and treasury operations, along with a strong background in corporate finance and mergers and acquisitions, bring important and valuable skills to our Board of Directors.
Michael C. Kearney—Director.    Michael C. Kearney has served as a member of our board of directors since 2018. Mr. Kearney currently serves as Frank’s International’s Chairman, President and Chief Executive Officer, positions he has held since 2017. Mr. Kearney has served as a member of Frank’s International Supervisory Board since 2013 and has over 25 years of upstream energy executive and board experience in the oil services sector. Mr. Kearney was appointed to Frank’s International Supervisory Board in 2013 and was Lead Supervisory Director from 2014 until 2015, when he was named Chairman. In addition, Mr. Kearney served on the Frank’s International Audit Committee from 2013 until 2017 and the Frank’s International Compensation Committee from 2014 until 2016. Mr. Kearney previously served as President and Chief Executive Officer of DeepFlex Inc., a privately held oilfield services company which was engaged in the manufacture of flexible composite pipe used in offshore oil and gas production, from 2009 until 2013, and served as the Chief Financial Officer of DeepFlex Inc. from 2008 until 2009. Mr. Kearney served as Executive Vice President and Chief Financial Officer of Tesco Corporation from 2004 to 2007. From 1998 until 2004, Mr. Kearney served as the Chief Financial Officer and Vice President—Administration of Hydril Company. In addition to his executive experience, Mr. Kearney’s oilfield services experience extends to serving on the board of directors of Core Laboratories from 2004 until 2017, most recently as its Lead Director, and serving on the Board and Audit Committee of Fairmount Santrol from 2015 until its merger with Unimin Corporation in 2018. Mr. Kearney received a Bachelor of Business Administration degree from Texas A&M University, as well as a Master of Science degree in Accountancy from the University of Houston. Mr. Kearney was selected as a director because of his experience in the oil and gas industry and his experience serving on the board of directors of other companies.
Byron A. Dunn—Director.    Byron A. Dunn has served as a member of our board of directors since 2020. Mr. Dunn was a founder of Independence Contract Drilling, Inc. (“Independence”) in 2011 and served as Director, President and Chief Executive Officer of Independence until October 2018, upon his retirement. From 2007 to 2010, Mr. Dunn served as Director, President and Chief Executive Officer of Global Energy Services, whose Drilling Group formed the rig manufacturing division of Independence. From 2010 to 2011, Mr. Dunn served as a Director, President and Chief Executive Officer of Erin Energy Corp. Prior to this role, Mr. Dunn served as Vice President of National Oilwell Varco (NYSE: NOV) and Chairman of the board of directors of TTS Marine ASA. Mr. Dunn has over 15 years of experience in investment banking, last serving as Executive Director of the UBS Global Energy and Power Group. Mr. Dunn earned a Bachelor of Science in Chemical Engineering from the Illinois Institute of Technology and a Master of Business Administration from the University of Chicago Booth School of Business. Mr. Dunn is a Chartered Financial Analyst and is a member of the American Institute of Chemical Engineers and the Society of Petroleum Engineers. The Company believes Mr. Dunn’s experience in the oil and gas industry and his experience serving on the board of directors of other companies bring valuable experience to the Board.

MEETINGS AND COMMITTEES OF DIRECTORS
The Board of Directors held seven meetings and its independent directors met in executive session five times during 2019. During 2019, all of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which each director served.
The Board of Directors have two standing committees, the Audit Committee and the Compensation Committee.
The Board of Directors and the Audit Committee each expect to meet a minimum of five times per calendar year in 2020 and future years. The Compensation Committee expects to meet a minimum of once per calendar year in 2020 and future years.
Audit Committee.    The members of the Audit Committee are Messrs. Austin (Chairman), Miller and Kearney. The Audit Committee held four meetings during 2019. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.rangerenergy.com.
The Audit Committee oversees, reviews, acts and reports on various auditing and accounting matters to the Board of Directors, including: the selection of the Company’s independent registered public accounting firm, the scope of annual audits, fees to be paid to the independent registered accounting firm, the performance of the Company’s independent registered public accounting firm and the Company’s accounting practices. In addition, the Audit Committee oversees the Company’s compliance programs relating to legal and regulatory requirements, and is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure.
Compensation Committee.    The members of the Compensation Committee are Messrs. Shivram (Chairman), Miller, Kearney and Richard E. Agee. The Compensation Committee held one meeting during 2019. Additional information regarding the functions performed by the Compensation Committee and its membership is set forth in the “Compensation Committee Charter” that is posted on the Company’s website at www.rangerenergy.com.
While we are not currently required to do so on account of our “controlled company” status within the meaning of New York Stock Exchange (“NYSE”) corporate governance standards, the Board of Directors formed the Compensation Committee in 2019 to assist in fulfilling its oversight responsibilities. The Compensation Committee reviews and approves all compensation of directors and executive officers, including salaries, bonuses and compensation plans, policies and programs of the Company and administers all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company. The Compensation Committee has the authority to hire a compensation consultant to assist the committee in fulfilling its duties. In 2019, the Compensation Committee hired Longnecker & Associates to assist with setting executive compensation.
Because we are a “controlled company” within the meaning of the NYSE corporate governance standards, we are not required to, and do not currently expect to, have a Compensation Committee comprised entirely of independent directors under the standards set forth by the NYSE applicable to members of the Compensation Committee. If and when we are no longer a “controlled company” within the meaning of the NYSE corporate governance standards, we may be required to make changes to the composition of our Compensation Committee so that it is comprised entirely of independent directors.
Nominating and Corporate Governance Committee.    Because we are a “controlled company” within the meaning of NYSE corporate governance standards, we are not required to, and do not currently, have a nominating and corporate governance committee.
If and when we are no longer a “controlled company” within the meaning of NYSE corporate governance standards, we will be required to establish a nominating and corporate governance committee. We anticipate that such a nominating and corporate governance committee would consist of three directors who will be “independent” under the rules of the SEC and the NYSE. This committee would identify, evaluate and recommend qualified nominees to serve on our Board of Directors, develop and oversee our internal corporate governance processes and maintain a management succession plan. Upon formation of a nominating and corporate governance committee, we would expect to adopt a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the NYSE or market standards.

EXECUTIVE COMPENSATION
We are currently considered a smaller reporting company and an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures. Further, our reporting obligations generally extend only to the individuals who served as our Chief Executive Officer and our two other most highly compensated executive officers during fiscal year 2019.
In accordance with the foregoing, our Named Executive Officers (“NEOs”) for fiscal year 2019 are:

Name	Current Principal Position
Darron M. Anderson	President, Chief Executive Officer and Director
J. Brandon Blossman	Chief Financial Officer
Mario H. Hernandez	Chief Accounting Officer
Summary Compensation Table
The following table summarizes, with respect to our NEOs, information relating to compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Darron M. Anderson	2019	482,695	255,000	1,219,080	—	1,956,775
President and Chief Executive Officer	2018	425,000	175,000	664,596	120	1,264,716

J. Brandon Blossman	2019	310,965	98,800	274,290	7,755	691,810
Chief Financial Officer	2018	177,404	—	163,809	7,055	348,268

Mario H. Hernandez	2019	232,210	49,200	210,290	9,430	501,130
Chief Accounting Officer	2018	205,000	25,000	126,353	11,027	367,380
_______________________________________________

(1)	Represents base salary earned during the respective fiscal year.

(2)	Represents one-time discretionary cash bonuses earned during the respective fiscal year.

(3)
Represents the aggregate grant-date fair value under accounting standards for recognition of share-based compensation expense for the respective year. The Company issued performance-based restricted stock units (referred to as “Performance Stock Units” or “PSUs”) and restricted stock awards (“Restricted Stock” or “RSAs”) during the respective fiscal year. The amounts reflected in this column represent the grant date fair value of the PSUs and RSAs granted to the NEOs pursuant to the Ranger Energy Services, Inc. 2017 Long-Term Incentive Plan (the “LTIP”), computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. The PSUs are presented at target value. For further discussion of the respective awards, please see Note 9—Equity Based Compensation of the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2019 and “—Outstanding Equity Awards at 2019 Fiscal Year-End” below.

(4)	Represents employer contributions to the 401(k) Plan and life insurance premiums.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table presents information regarding outstanding incentive units held by our NEOs as of December 31, 2019.

	Option Awards(1)		Stock Awards(4)
Name	Number of Securities Underlying Unexercised Options Exercisable (2) (#)	Number of Securities Underlying Unexercised Options Unexercisable(2)(3) (#)	Number of Shares or Units of Stock that have not Vested (#) (5)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Darron M. Anderson
Class C units	66,666	33,334	—	—	—	—
Class D units	133,333	66,667	—	—	—	—
Performance Stock Units	—	—	—	—	113,758	1,017,000
Restricted Stock	—	—	97,768	748,840	—	—

J. Brandon Blossman
Performance Stock Units	—	—	—	—	25,807	230,195
Restricted Stock	—	—	22,140	177,095	—	—

Mario H. Hernandez
Performance Stock Units	—	—	—	—	11,348	121,765
Restricted Stock	—	—	21,377	172,760	—	—
_______________________________________________

(1)
The Class C and Class D units represent Ranger Holdings Incentive Units or Ranger Holdings II Incentive Units that were outstanding as of December 31, 2019. Additional information regarding the Ranger Holdings Incentive Units and Ranger Holdings II Incentive Units is provided under “—Additioanl Narrative Disclosures—Incentive Units” below. The PSUs and RSAs represent equity-based compensation as described further under “—Additional Narrative Disclosures—Performance Stock Units” and “—Additional Narrative Disclosures—Restricted Stock.”

(2)
Awards reflected as “Exercisable” are incentive units subject to time-based vesting that have vested while awards reflected as “Unexercisable” are incentive units subject to time-based vesting that have not yet vested. These equity awards are not traditional options; therefore, there is no exercise price or expiration date associated with them.

(3)	Represents Class C and Class D units, which were subject to a three-year vesting period. As of February 1, 2020, all Class C units and Class D units were fully vested.

(4)	The PSUs and RSAs represent equity-based compensation as described further under “—Additional Narrative Disclosures—Performance Stock Units” and “—Additional Narrative Disclosures—Restricted Stock.”

(5)
Represents time-vested Restricted Stock granted on April 13, 2018 and March 20, 2019. Restricted Stock vest in one-third increments on each of the first, second and third anniversaries of the respective date of grant.

(6)
Represents Performance Stock Units granted in calendar year 2018 and 2019, which are subject to a three-year performance period ending on December 31, 2020 and March 31, 2022, respectively. The actual number of Performance Stock Units received will be determined in the Board meeting subsequent to the performance period and is contingent on our performance as determined by comparing our total shareholder return relative to the respective Peer Group as described further under “—Additional Narrative Disclosures—Performance Stock Units.” Any shares earned will vest on the last day of the performance period.

Additional Narrative Disclosures
Base Salary
Each NEO’s base salary is a fixed component of compensation that does not vary depending on the level of performance achieved. Base salaries are determined for each NEO based on his or her position and responsibility. During 2019, our NEOs had the following annualized base salaries: (i) Mr. Anderson—$500,000, (ii) Mr. Blossman—$300,000 and (iii) Mr. Hernandez—$230,000. Pursuant to the employment agreements we maintain with our NEOs, each NEO’s base salary may be increased but not decreased except in connection with a reduction of up to 10% that applies to all similarly situated employees that is necessary to allow us to avoid violating one or more financial covenants contained in loan agreements or similar financing arrangements. Our Compensation Committee reviews the base salaries for each NEO annually as well as at the time of any promotion or significant change in job responsibilities and, in connection with each review, our Board of Directors considers individual and company performance over the course of the applicable year.

Cash Bonuses
We do not maintain a formal bonus program for our NEOs. However, our NEOs have historically been eligible to receive discretionary bonuses, based in part upon pre-established performance criteria, to recognize their significant contributions and aid in our retention efforts. Our Compensation Committee determines whether each NEO is eligible to receive a cash bonus for a given year and sets the amount of such cash bonus.
Our NEOs received one-time discretionary bonuses in 2019 in the following amounts: (i) Mr. Anderson—$255,000, (ii) Mr. Blossman—$98,800 and (iii) Mr. Hernandez—$49,200.
Incentive Units
In 2017, Mr. Anderson received Ranger Holdings Incentive Units granted pursuant to the Ranger Holdings LLC Agreement. In connection with our initial public offering (“IPO”), certain of the Ranger Holdings Incentive Units held by Mr. Anderson were exchanged for substantially similar incentive units in Ranger Energy Holdings II, LLC (“Ranger Holdings II”). The Ranger Holdings II Incentive Units are subject to the same tiered distribution thresholds, vesting conditions and forfeiture and repurchase terms as the Ranger Holdings Incentive Units originally granted to Mr. Anderson. As such, the following discussion generally applies equally to the Ranger Holdings Incentive Units and Ranger Holdings II Incentive Units held by Mr. Anderson.
The Ranger Holdings Incentive Units and Ranger Holdings II Incentive Units are intended to constitute “profits interests” and represent actual (non-voting) equity interests that have no liquidation value for U.S. federal income tax purposes on the date of grant but are designed to gain value only after the underlying assets realize a certain level of growth and return to those persons who hold certain other classes of equity. The Ranger Holdings Incentive Units and Ranger Holdings II Incentive Units are divided into two classes, Class C and Class D units, and each class has a separate distribution threshold. A potential payout for each class will occur when a specified level of cumulative cash distributions is received by the members holding capital interests in Ranger Holdings or Ranger Holdings II.
All of the Class C and Class D units granted to Mr. Anderson are subject to time-based vesting and such Class C and Class D Units became fully vested on February 1, 2020. In addition, one-third of any unvested Class C and Class D units held by Mr. Anderson would have vested immediately prior to the occurrence of a Change of Control (as defined below) before February 1, 2020.
In the event of a termination of employment, Ranger Holdings has the right to purchase Class C and Class D units (whether vested or not) for (a) in the case of a resignation by the NEO without good reason or a termination of employment for cause, the lesser of $100 and the fair market value of the Class C or Class D units or (b) in the case of any other termination, the fair market value of the Class C or Class D units.
The Class C units and the Class D units will generally be entitled to 15% and 5% of future distributions, respectively, to members of Ranger Holdings or Ranger Holdings II only after all of the members that have made capital contributions to Ranger Holdings or Ranger Holdings II shall have received cumulative distributions in respect of their membership interests equal to their cumulative capital contributions plus additional cumulative distributions equal to a return on equity investment computed like interest at the rate per fiscal year equal to 8% cumulative and compounded annually, accruing beginning on the effective date of the Ranger Holdings LLC Agreement or the limited liability company agreement of Ranger Holdings II (as amended from time to time, the “Ranger Holdings II LLC Agreement”), on the unpaid sum of such members’ capital return account; provided that, notwithstanding the foregoing, no distributions will be made with respect to the Class D units until all of the members of Ranger Holdings that have made capital contributions to Ranger Holdings have also received additional cumulative distributions in respect of their membership interests equal to two times their cumulative capital contributions.
A “Change of Control” is generally defined in an applicable award agreement as (i) the date any one person or group (excluding CSL and its affiliates) acquires ownership of securities of Ranger Holdings or Ranger Holdings II representing more than 50% of the total voting power of the outstanding voting securities of Ranger Holdings or Ranger Holdings II, (ii) any consolidation or merger involving Ranger Holdings or Ranger Holdings II in which the members of Ranger Holdings or Ranger Holdings II immediately prior to such consolidation or merger do not beneficially own securities representing more than 50% of the total voting power of the outstanding voting securities of the surviving or continuing entity or (iii) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of Ranger Holdings or Ranger Holdings II.
Because we are not a party to the Ranger Holdings LLC Agreement or the Ranger Holdings II LLC Agreement, we cannot be certain that the terms of the Ranger Holdings Incentive Units and the Ranger Holdings II Incentive Units as described above will remain the same in the future.

Performance Stock Units
PSUs were granted to each of our NEOs during calendar years 2018 and 2019 under the LTIP. In each year, the target value of the Performance Stock Unit grants to each of the NEOs was approximately 50% of each officer’s total LTIP award.
Each PSU represents one share of the Company’s Class A Common Stock and is earned based on performance over a three-year performance cycle, which ends on December 31, 2020 for the PSUs granted in calendar year 2018 (the “2018 PSUs) and ends on March 31, 2022 for the PSUs granted in the calendar year 2019 (the “2019 PSUs”). Upon completion of the three-year performance cycle, the Board of Directors will determine final payout levels, and Class A Common Stock will be distributed to each of the NEOs. Performance is determined by the relative Total Shareholder Return (“TSR”) of the Company in comparison to the applicable Peer Group and the absolute TSR of the Company. Each of the two performance measures, absolute TSR and relative TSR, are weighted equally in determining the earned award, with maximum performance in both measures resulting in an earned award of 200% of target.
The Peer Groups to which the Company’s relative TSR performance will be compared for the each of the awards are as follows:

•
With respect to the 2018 PSUs, the Peer Group includes: Dril-Quip, Inc., Basic Energy Services, Key Energy Services, Inc., Parker Drilling Company, Select Energy Services, Inc., Pioneer Energy Services, Inc., Mammoth Energy Services, Inc., Flotek Industries, Inc., Nabors Industries Ltd., C&J Energy Services, Inc. and Independence Contract Drilling, Inc.

•
With respect to the 2019 PSUs, the Peer Group includes: Nine Energy Services, Inc., Basic Energy Services, Key Energy Services, Inc., Parker Drilling Company, Select Energy Services, Inc., Pioneer Energy Services, Inc., Mammoth Energy Services, Inc., Flotek Industries, Inc. and Independence Contract Drilling, Inc.

Threshold performance, with respect to absolute TSR, is stock price growth of 10% above the base price of $7.80 and $14.50 for the 2019 and 2018 PSU awards, respectively, at which 25% of the target award tied to this measure is earned. Stock price growth below the 10% results in no award being earned with respect to absolute TSR. Threshold performance, with respect to relative TSR, is total TSR at or above the 30th percentile of the Peer Group, at which 50% of the target award tied to this measure is earned. Performance ranking at or below the 20th percentile results in no award being earned with respect to the relative TSR. With respect to the relative TSR, if there is a 15% decline in stock price compared to the grant date value, then the maximum payout is the target level of 100% regardless of relative rank.
Target performance, with respect to absolute TSR, is stock price growth of 50% above the base price, at which 100% of the target award tied to this measure is earned. Target performance, with respect to relative TSR, is total TSR at or above the 50th percentile of the Peer Group, at which 100% of the target award tied to this measure is earned.
Maximum performance with respect to absolute TSR, is stock price growth of 75% above the base price, at which 200% of the target award tied to this measure is earned. Maximum performance, with respect to relative TSR, is total TSR at or above the 100th percentile of the Peer Group, at which 200% of the target award tied to this measure is earned.
In the event of a change in control during the performance cycle followed by an NEO’s termination of employment without cause within two years following such change in control (and during the performance cycle), all unvested PSUs become fully vested at the target level. If an NEO experiences a termination of employment due to death or disability during the performance cycle, all unvested PSUs are forfeited.
Restricted Stock
Restricted Stock was granted to each of our NEOs during the calendar years 2018 and 2019 under the LTIP. In each year, the target value of the Restricted Stock awards to each of the NEOs was approximately 50% of each officer’s total LTIP award. Each Restricted Stock award represents one share, are subject to time-based vesting and are contingent upon continued service with the Company. The Restricted Stock will vest in equal annual installments on the first three anniversaries of the applicable date of grant.
If an NEO’s employment is terminated without cause or for good reason, all unvested shares of Restricted Stock that would have vested on or before the first anniversary of the applicable date of termination (assuming that the NEO remained employed) immediately become vested. If an NEO experiences a termination of employment due to death or disability, all unvested shares of Restricted Stock become fully vested. If an NEO is terminated for any other reason, all unvested shares of Restricted Stock are forfeited.

Other Benefits
We offer participation in broad-based retirement, health and welfare plans to all of our employees. We maintain a plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the “401(k) Plan”), where employees were allowed to contribute portions of their base compensation into a retirement account in order to encourage all employees, including any participating NEOs, to save for the future. For the 2019 plan year, we provided an effective matching contribution equal to 100% of between 2% and 4% of an employee’s eligible compensation.
Employment, Severance or Change in Control Agreements
Employment Agreements
We currently maintain employment agreements with Messrs. Anderson, Blossman and Hernandez. Each employment agreement generally provides for an initial two-year (in the case of Mr. Blossman and Mr. Hernandez) or three-year (in the case of Mr. Anderson) term with automatic renewals for additional consecutive one-year periods, unless either party elects not to renew. Each employment agreement generally provides for an annualized base salary, as described above under “—Additional Narrative Disclosures—Base Salary,” and eligibility to participate in all benefit plans and programs. Each employment agreement also provides that our NEOs are eligible to receive annual bonuses based on company and individual performance metrics established by the Board of Directors, as described above under “—Additional Narrative Disclosures—Cash Bonuses.” Mr. Anderson’s employment agreement also provided for the following grant of Ranger Holdings Incentive Units, as described above under “—Additional Narrative Disclosures—Incentive Units,” which grants were made in 2017: 100,000 Class C units and 200,000 Class D units.
Each employment agreement provides for the following benefits upon a NEOs termination of employment by the employer without “Cause,” as defined in the respective employment agreement: (i) for Mr. Anderson, (a) accrued base salary and earned but unpaid annual bonus (the “Accrued Benefits”) and (b) either (1) if such termination occurs prior to the occurrence of a “Change of Control” (as defined in the employment agreement), continued payment of his base salary through the first to occur of the expiration of the employment period or 12 months from the date of termination or (2) if such termination occurs on or after the occurrence of a Change of Control, continued payment of his base salary through the first to occur of the expiration of the employment period or 24 months from the date of termination; and (ii) for Mr. Blossman and Mr. Hernandez, (a) the Accrued Benefits, (b) continued payments of his base salary for six months and (c) extended health benefits shall continue at our expense for 12 months. Upon a resignation of employment by our NEOs for “Good Reason” (as defined in the applicable employment agreement), Messrs. Anderson, Blossman and Hernandez are entitled to the same payments due to them upon a termination without Cause.
If a NEOs employment is terminated for any reason other than those described above, no further compensation and benefits will be provided following the termination of the NEOs employment except for payment of the Accrued Benefits. The employment agreements also contain certain restrictive covenants, including provisions that generally prohibit our NEO from competing with or soliciting vendors, suppliers, customers or clients of us and our affiliates. These restrictions generally apply during the term of the NEOs employment and for a period between 18 months and two years following the termination of such employment.

DIRECTOR COMPENSATION
We provided certain of our independent directors, who served during 2019, with an annual retainer, which was paid in cash and equity-based compensation. All members of our Board of Directors are reimbursed for certain reasonable expenses in connection with their services to us.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Merrill A. Miller	100,000	75,000	175,000
William M. Austin	100,000	75,000	175,000
Krishna Shivram	100,000	75,000	175,000
Michael C. Kearney	100,000	75,000	175,000
Brett T. Agee	100,000	75,000	175,000
Richard E. Agee	—	—	—
Charles S. Leykum	—	—	—
Gerald C. Cimador	—	—	—
_______________________________________________

(1)	Represents the director cash retainer payments made during 2019.

(2)
Represents the aggregate grant-date fair value under accounting standards for recognition of share-based compensation expense for restricted stock granted to our independent directors in 2019, computed in accordance with FASB ASC Topic 718. Each of Messrs. Miller, Austin, Shivram, Kearney and Agee were granted 12,626 shares of restricted stock on August 13, 2019, with a fair value of $5.94 per share, which amount is based on the closing price of one share of our Class A Common Stock on the date of grant. For further discussion of the respective awards, please see Note 9—Equity Based Compensation of the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2019.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information about our Class A Common Stock that may be issued under the LTIP.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted-average exercise price of outstanding options, warrants and rights (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A)) (C)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plan not approved by security holders	—	—	1,688,711
Total	—	—	1,688,711
Our only equity compensation plan is the LTIP. The LTIP was approved by our stockholders prior to our IPO but has not been approved by our public stockholders. For further discussion of the respective awards, please see Note 9—Equity of the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2019. In addition, a detailed description of the terms of the LTIP is available in our Registration Statement on Form S-1, last filed on August 3, 2017, under the heading “Executive Compensation—2017 Long-Term Incentive Plan.” To date, time-based restricted stock and performance-based restricted stock units have been granted under the LTIP.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2019, our last completed fiscal year, none of our executive officers served on the board of directors or compensation committee of a company that had an executive officer that served on our Board or our Compensation Committee and participated in deliberations of the Board or the Compensation Committee concerning executive officer compensation. Further, no member of our Board was an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s “Corporate Governance Guidelines” cover the following principal subjects:

•	the size of the Board of Directors;

•	qualifications and independence standards for the Board of Directors;

•	director responsibilities;

•	Board leadership;

•	meetings of the Board and of non-management directors;

•	committee functions and independence of committee members;

•	compensation of the Board of Directors;

•	self-evaluation and succession planning;

•	ethics and conflicts of interest (a copy of the current “Code of Business Conduct and Ethics” is posted on the Company’s website at www.rangerenergy.com);

•	stockholder communications with directors; and

•	access to senior management and to independent advisors.
The Corporate Governance Guidelines are posted on the Company’s website at www.rangerenergy.com. The Corporate Governance Guidelines will be reviewed periodically and any proposed additions to, or amendments of, the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.
The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.
Board Leadership
The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board’s leadership structure on an annual basis.
The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the Board in its fundamental role of providing advice to and oversight of management. The Chairman of the Board provides leadership to our Board of Directors and works with the Board of Directors to define its structure and activities in the fulfillment of its responsibilities.
Seven out of ten directors are independent under SEC rules and NYSE standards. By meeting in executive sessions on a regular basis, the seven independent directors have the opportunity to identify and evaluate issues facing us, engaging in a frank and candid dialogue without management being present. The Board reevaluates the efficacy of its leadership structure at least annually.
Identification of Director Candidates
It is the responsibility of the Board of Directors to identify, evaluate and recommend nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Board of Directors endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.

While the Board of Directors does not have a formal policy on diversity, it endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Board of Directors believes it has achieved that balance through the representation on the Board of Directors of members having experience in the oil and gas and oilfield services industries, accounting and investment analysis, and legal and corporate governance, among other areas. The Board of Directors does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.
In identifying potential director candidates, the Board of Directors solicits recommendations from existing directors and senior management, to be considered by the Board of Directors along with any recommendations that have been received from stockholders as discussed in more detail below. The Board of Directors may also, in its discretion, retain, and pay fees to, a search firm to provide additional candidates.
Communications with the Board of Directors
Stockholders or other interested parties can contact any director, any committee of the Board or our non-management directors as a group, by writing to them c/o J. Brandon Blossman, Ranger Energy Services, Inc., 800 Gessner, Suite 1000, Houston, Texas 77024. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.
Director Independence
The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.
The Board of Directors has assessed the independence of each non-employee director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that each of Messrs. Austin, Cimador, Dunn, Kearney, Leykum, Miller and Shivram are independent.
In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that each of Messrs. Austin, Dunn, Kearney and Miller are independent as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE applicable to members of the Audit Committee.
Financial Literacy of Audit Committee and Designation of Financial Experts
The Board of Directors evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert. The Board of Directors determined that each of the Audit Committee members is financially literate and that each satisfy the definition of “audit committee financial expert” as defined by the SEC.
Oversight of Risk Management
The Board of Directors as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks. For example, the Board of Directors:

•	oversees the long-term strategic plans of the Company and assesses risks and efforts to mitigate such risks that would cause the Company to fail to achieve its strategic goals;

•	reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present for Board review significant departures from those plans;

•	oversees management of the Company’s indirect exposure to commodity price fluctuations through regular review with executive management;

•	monitors the Company’s liquidity profile and its compliance with the financial covenants contained in its borrowing arrangements; and

•
has established specific dollar limits on the commitment authority of members of senior management for certain transactions and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure.

The Audit Committee is responsible for discussing with management the Company’s significant financial risk exposures and the actions management has taken to monitor and control such exposures. Management and the Company’s independent registered public accounting firm report regularly to the Audit Committee on those subjects.
The Company’s Compensation Committee is responsible for overseeing the Company’s overall compensation programs and policies for employees as they relate to risk management and risk taking initiatives.
Attendance at Annual Meetings
The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. Messrs. Anderson, Miller, Austin and Brett T. Agee attended the 2019 Annual Meeting. We anticipate that substantially all of our directors will attend the 2020 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents certain information regarding the beneficial ownership of Common Stock as of the Record Date, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each NEO of the Company, (iii) each nominee and director of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 800 Gessner, Suite 1000, Houston, Texas 77024.
As of the Record Date, 9,389,412 shares of our Class A Common Stock and 6,866,154 shares of our Class B Common Stock were outstanding.

	Shares Beneficially Owned by Certain Beneficial Owners and Management(1)
	Class A Common Stock		Class B Common Stock		Combined Voting Power(2)
	Number of	% of class	Number of	% of class	Number of	% of class
	Shares		Shares		Shares
5% Stockholders
Ranger Energy Holdings II, LLC(3)	1,325,261	14.1%	—	—	1,325,261	8.2%
Ranger Energy Holdings, LLC(4)	—	—	4,482,641	65.3%	4,482,641	27.6%
Torrent Energy Holdings, LLC(5)	—	—	1,138,850	16.6%	1,138,850	7.0%
Bayou Well Holdings Company, LLC(6)	—	—	450,000	6.6%	450,000	2.8%
CSL Energy Opportunities Fund II, L.P.(4)(7)	—	—	794,663	11.6%	794,663	4.9%
CSL Energy Holdings I, LLC	175,524	1.9%	—	—	175,524	1.1%
CSL Energy Holdings II, LLC(3)(8)	599,268	6.4%	—	—	599,268	3.7%
CSL Energy Opportunities Master Fund, LLC(9)	612,069	6.5%	—	—	612,069	3.8%
T. Rowe Price Associates, Inc.(10)	1,359,846	14.5%	—	—	1,359,846	8.4%
Royce and Associates, LP (11)	706,889	7.5%	—	—	706,889	4.3%
B. Riley Financial, Inc. (12)	438,180	4.7%	—	—	438,180	2.7%
FMR, LLC (13)	721,800	7.7%	—	—	721,800	4.4%

Directors and Named Executive Officers:
Darron M. Anderson	110,554	1.2%	—	*	110,554	*
J. Brandon Blossman	44,947	*	—	*	44,947	*
Mario H. Hernandez	27,313	*	—	*	27,313	*
Merrill A. Miller	45,244	*	—	*	45,244	*
Charles S. Leykum(3)(4)(5)(6)(7)(8)(10)	—	*	—	*	—	*
Brett T. Agee(6)	26,498	*	450,000	6.6%	476,498	2.9%
Richard E. Agee(6)	137,931	1.5%	450,000	6.6%	587,931	3.6%
William M. Austin	37,720	*	—	*	37,720	*
Gerald C. Cimador	—	*	—	*	—	*
Krishna Shivram	26,498	*	—	*	26,498	*
Michael C. Kearney	24,226	*	—	*	24,226	*
Byron A. Dunn	—	*	—	*	—	*
Directors and executive officers as a group	480,931	5.1%	450,000	6.6%	930,931	5.7%
_______________________________________________
* Less than 1%

(1)
Subject to the terms of the limited liability company agreement Ranger LLC (the “Ranger LLC Agreement”), the holders of units in Ranger LLC (“Ranger Unit Holders”) have the right to redeem all or a portion of their units in Ranger LLC (“Ranger Units”) (together with a corresponding number of shares of Class B Common Stock) for Class A Common Stock (or cash, at Ranger LLC’s election) at a redemption ratio of one share of Class A Common Stock for each Ranger Unit (and corresponding share of Class B Common Stock) redeemed. See “Transactions With Related Persons—Ranger LLC Agreement.” Beneficial ownership of Ranger Units is not reflected as beneficial ownership of shares of our Class A Common Stock for which such units may be redeemed.

(2)
Represents percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. Ranger Unit Holders hold one share of Class B Common Stock for each Ranger Unit.

(3)
CSL Energy Holdings I, LLC (“CSL Holdings I”) and CSL Energy Holdings II, LLC (“CSL Holdings II” and together with CSL Holdings I, the “Ranger II CSL Members”) collectively have the right to appoint managers of Ranger Holdings II who hold the right to cast a majority of the votes entitled to be cast by all managers of Ranger Holdings II. Each of the Ranger II CSL Members is managed by its respective managing member, the managing member of which, in each case, is Mr. Leykum. Therefore, the Ranger II CSL Members and Mr. Leykum may be deemed to share voting and dispositive power over the shares held by Ranger Holdings II and may also be deemed to be the beneficial owner of such shares. The Ranger II CSL Members and Mr. Leykum disclaim beneficial ownership of these shares in excess of their pecuniary interest therein.

(4)
CSL Energy Opportunities Fund I, L.P. (“CSL Opportunities I”) and CSL Energy Opportunities Fund II, L.P. (“CSL Opportunities II” and together with CSL Opportunities I the “Ranger CSL Members”), collectively have the right to appoint managers of Ranger Energy Holdings, LLC (“Ranger Holdings”) who hold the right to cast a majority of the votes entitled to be cast by all managers of Ranger Holdings. Each of the Ranger CSL Members is managed by its respective general partner, the managing member of which, in each case, is Mr. Leykum. Therefore, the Ranger CSL Members and Mr. Leykum may be deemed to share voting and dispositive power over the shares held by Ranger Holdings and may also be deemed to be the beneficial owner of such shares. The Ranger CSL Members and Mr. Leykum disclaim beneficial ownership of these shares in excess of their pecuniary interest therein.

(5)
CSL Opportunities I has the right to appoint managers of Torrent Holdings who hold the right to cast a majority of the votes entitled to be cast by all managers of Torrent Holdings. CSL Opportunities I is managed by its general partner, the managing member of which is Mr. Leykum. Therefore, Mr. Leykum may be deemed to share voting and dispositive power over the shares held by CSL Opportunities I and may also be deemed to be the beneficial owner of such shares. Mr. Leykum disclaims beneficial ownership of these shares in excess of his pecuniary interest therein.

(6)
Bayou Holdings is controlled by Messrs. Brett and Richard E. Agee, each of whom is a manager of Bayou Holdings and member of our Board of Directors. Therefore, Messrs. Brett and Richard E. Agee may be deemed to share voting and dispositive power over the shares held by Bayou Holdings and may also be deemed to be the beneficial owner of such shares. Messrs. Brett and Richard E. Agee have joint ownership if the Class B Common Stock for a total of 450,000 shares of Class B Common Stock. The mailing address of Bayou Holdings is 1310 West Sam Houston Parkway, North, Houston, Texas 77043.

(7)
CSL Opportunities II is managed by its general partner, the managing member of which is Mr. Leykum. Therefore, Mr. Leykum may be deemed to share voting and dispositive power over the shares held by CSL Opportunities II and may also be deemed to be the beneficial owner of such shares. Mr. Leykum disclaims beneficial ownership of these shares in excess of his pecuniary interest therein. The mailing address of CSL Opportunities II is 700 Louisiana Street, Suite 2700, Houston, Texas 77002.

(8)
CSL Holdings II is managed by its managing member, the managing member of which is Mr. Leykum. Therefore, Mr. Leykum may be deemed to share voting and dispositive power over the shares held by CSL Holdings II and may also be deemed to be the beneficial owner of such shares. Mr. Leykum disclaims beneficial ownership of these shares in excess of his pecuniary interest therein. The mailing address of CSL Holdings II is 700 Louisiana Street, Suite 2700, Houston, Texas 77002.

(9)
CSL Energy Opportunities Master Fund, LLC (“CSL Master Fund”) is managed by its managing member, the managing member of which is Mr. Leykum. Therefore, Mr. Leykum may be deemed to share voting and dispositive power over the shares held by CSL Master Fund and may also be deemed to be the beneficial owner of such shares. Mr. Leykum disclaims beneficial ownership of these shares in excess of his pecuniary interest therein. The mailing address of CSL Master Fund is 700 Louisiana Street, Suite 2700, Houston, Texas 77002.

(10)
As reported in a Schedule 13G/A, filed February 14, 2020, with the SEC jointly by T. Rowe Price Associates, Inc. (“TRPA”) and T. Rowe Price Small-Cap Value Fund, Inc. (“TRPSC”). TRPA reported that, as an investment adviser, it beneficially owned 1,359,846 shares of Class A Common Stock, sole voting power with respect to 277,426 shares and sole dispositive power with respect to 1,359,846 shares and no shared voting or dispositive power. TRPSC reported that, as an investment company, it beneficially owned 1,082,420 shares of Common Stock of the Company, over which it has sole voting power with respect to 1,082,420 shares and no sole dispositive power, no shared voting power and no shared dispositive power. Exhibit A to the Schedule includes the joint filing agreement between TRPA and TRPSC. The mailing address of TRPA and TRPSC is 100 E. Pratt Street, Baltimore, Maryland 21202.

(11)
As reported in a Schedule 13G, filed January 29, 2020, with the SEC by Royce and Associates, LP (“Royce”). Royce reported that, as an investment adviser, it beneficially owned 706,889 shares of Class A Common Stock, sole voting power with respect to 706,889 shares and sole dispositive power with respect to 706,889 shares and no shared voting nor shared dispositive power. The mailing address of Royce is 745 Fifth Avenue, New York, New York 10151.

(12)
As reported in a Schedule 13G, filed January 20, 2020, with the SEC jointly by B. Riley Financial, Inc. (“B. Riley”), B. Riley Capital Management, LLC (“B. Riley Capital”), BR Dialectic Capital Management, LLC (“BR Dialectic”) and Dialectic Antithesis Partners, LP (“Antithesis”). B. Riley reported that, as an investment adviser, it beneficially owned 438,180 shares of Class A Common Stock, shared voting power with respect to 438,180 and shared dispositive power with respect to 438,180 shares and no sole voting power nor sole dispositive power. B. Riley Capital reported that, as an investment adviser, it beneficially owned 438,180 shares of Class A Common Stock, shared voting power with respect to 438,180 and shared dispositive power with respect to 438,180 shares and no sole voting power nor sole dispositive power. BR Dialectic reported that, as an investment adviser, it beneficially owned 438,180 shares of Class A Common Stock, shared voting power with respect to 438,180 and shared dispositive power with respect to 438,180 shares and no sole voting power nor sole dispositive power. Antithesis reported that, as an investment adviser, it beneficially owned 438,180 shares of Class A Common Stock, shared voting power with respect to 438,180 and shared dispositive power with respect to 438,180 shares and no sole voting power nor sole dispositive power. The mailing address of B. Riley is 21255 Burbank Blvd. Suite 400, Woodland Hills, California 91367. The mailing address of B. Riley Capital is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. The mailing address of BR Dialectic and Antithesis is 119 Rowayton Avenue, 2nd Floor, Norwalk, Connecticut 06853.

(13)
As reported in a Schedule 13G, filed February 7, 2020, with the SEC by FMR, LLC (“FMR”). FMR reported that, as a holding company, it beneficially owned 721,800 shares of Class A Common Stock and sole dispositive power with respect to 721,800 shares and no sole voting power, no shared voting power nor shared dispositive power. The mailing address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures for Review of Related Party Transactions
A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•	any person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Common Stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Our Board of Directors adopted a written Related Party Transactions policy prior to the completion of our IPO. Pursuant to this policy, our Audit Committee has and will continue to review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (ii) the benefits of the transaction to the Company and the Related Person, (iii) the extent of the Related Person’s interest in the transaction, (iv) the nature of the interest of the Related Person and (v) whether the transaction may involve a conflict of interest. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.
There have been no Related Party Transactions since our IPO, where the procedures described above did not require review, approval or ratification or where these procedures were not followed. In addition, since January 1, 2019, there have not been any transactions or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the Company’s directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation” above and the transactions described or referred to below.
Fortitude Management Group
We lease our corporate headquarters from Fortitude Management Group, an entity majority-owned by Richard E. Agee, pursuant to a sub-lease agreement with a term through November 30, 2020. Annual rent under this sub-lease agreement is approximately $850,000. During the year ended December 31, 2019, we paid a total of $920,370 in rent to Fortitude Management Group.
Redemption Rights
Under the Ranger LLC Agreement, the Ranger Unit Holders (other than us), subject to certain limitations, have the right, pursuant to the Redemption Right (as defined in the Ranger LLC Agreement), to cause Ranger LLC to acquire all or a portion of their Ranger Units (along with a corresponding number of shares of our Class B Common Stock) for, at Ranger LLC’s election, (i) shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each Ranger Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) cash in an amount equal to the Cash Election Value of such Class A Common Stock. We will determine whether to issue shares of Class A Common Stock or cash in an amount equal to the Cash Election Value based on facts in existence at the time of the decision, which we expect would include the trading prices for the Class A Common Stock at the time relative to the cash purchase price for the Ranger Units, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Ranger Units and alternative uses for such cash. Alternatively, upon the exercise of the Redemption Right, we (instead of Ranger LLC) have the right, pursuant to the Call Right (as defined in the Ranger LLC Agreement), to, for administrative convenience, acquire each tendered Ranger Unit (along with a corresponding share of our Class B Common Stock) directly from such Ranger Unit Holder for, at our election, (x) one share of Class A Common Stock or (y) cash in an amount equal to the value of a share of Class A Common Stock, based on a volume-weighted average price. In addition, upon a change of control of us, we have the right to require each Ranger Unit Holder (other than us) to exercise its Redemption Right with respect to some or all of such unitholder’s Ranger Units. As the Ranger Unit Holders redeem their Ranger Units (along with a corresponding share of our Class B Common Stock), our membership interest in Ranger LLC will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased, and the number of shares of Class B Common Stock outstanding will be reduced.
“Cash Election Value” means, with respect to the shares of Class A Common Stock to be delivered to the redeeming Ranger Unit Holder by us pursuant to our Call Right, the amount that would be received if the number of shares of Class A Common Stock to which the redeeming Ranger Unit Holder would otherwise be entitled were sold at a per share price equal to the trailing 10-day volume weighted average price of a share of Class A Common Stock on such redemption, net of actual or deemed offering expenses.
Tax Receivable Agreement
In connection with the IPO, we entered into a tax receivable agreement (the “Tax Receivable Agreement”) with certain of the Ranger Unit Holders (the “TRA Holders”), including Ranger Holdings, Torrent Holdings, CSL Opportunities II and Bayou Holdings. This agreement generally provides for the payment by us to each TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that we actually realize (computed using the estimated impact of state and local taxes) or are deemed to realize in certain circumstances as a result of (i) any tax basis increases resulting from the contribution in connection with the IPO by such TRA Holder of all or a portion of its Ranger Units to us in exchange for shares of Class A Common Stock, (ii) the tax basis increases resulting from the redemption by such TRA Holder of Ranger Units for shares of Class A Common Stock pursuant to the Redemption Right or our Call Right and (iii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement. Certain of the TRA Holders’ rights under the Tax Receivable Agreement are transferable in connection with a permitted transfer of Ranger Units or if the TRA Holder no longer holds Ranger Units. The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of Ranger LLC, and we expect that the payments we will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise. The term of the Tax Receivable Agreement commenced upon the completion of the IPO and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement (or the Tax Receivable Agreement is terminated due to other circumstances, including our breach of a material obligation thereunder or certain mergers, asset sales, other forms of business combination or other changes of control).
Registration Rights Agreement
In connection with the IPO, we entered into a registration rights agreement (the “Registration Rights Agreement”) with Ranger Holdings, Ranger Holdings II, Torrent Holdings and Torrent Energy Holdings II, LLC (together the “Existing Owners”) and the Bridge Loan Lenders (as defined herein). The Registration Rights Agreement contains provisions by which we agree to register under the federal securities laws the offer and resale of shares of our Class A Common Stock by the Existing Owners and the Bridge Loan Lenders or certain of their affiliates or permitted transferees under the Registration Rights Agreement. These registration rights will be subject to certain conditions and limitations. We will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective.
Stockholders’ Agreement
In connection with the IPO, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with the Existing Owners and the Bridge Loan Lenders. Among other things, the Stockholders’ Agreement provides CSL and Bayou Holdings with the right to designate nominees to our board of directors (each, as applicable, a “CSL Director” or “Bayou Director”) as follows:

•
for so long as CSL beneficially owns at least 50% of our Common Stock, at least three members of the Board of Directors shall be CSL Directors and at least two members of the Board of Directors shall be Bayou Directors (which may include Richard Agee, Brett Agee or any other person that may be designated by Bayou Holdings in accordance with the terms of the Stockholders’ Agreement);

•	for so long as CSL beneficially owns less than 50% but at least 30% of our Common Stock, at least three members of the Board of Directors shall be CSL Directors;

•	for so long as CSL beneficially owns less than 30% but at least 20% of our Common Stock, at least two members of the Board of Directors shall be CSL Directors;

•	for so long as CSL beneficially owns less than 20% but at least 10% of our Common Stock, at least one member of the Board of Directors shall be a CSL Director; and

•	once CSL beneficially owns less than 10% of our Common Stock, CSL will not have any Board designation rights.
In the event the size of our Board of Directors is increased or decreased at any time to other than eight directors, CSL’s nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number.
Pursuant to the Stockholders’ Agreement we, the Existing Owners and the Bridge Loan Lenders will be required to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election of the nominees of such CSL Directors.
In addition, the Stockholders’ Agreement provides that for so long as CSL beneficially owns at least 30% of our Common Stock, CSL will have the right to cause any committee of our Board of Directors to include in its membership at least one director designated by CSL, except to the extent that such membership would violate applicable securities laws or stock exchange rules. The rights granted to CSL to designate directors are additive to and not intended to limit in any way the rights that CSL may have to nominate, elect or remove our directors under our certificate of incorporation, bylaws or the Delaware General Corporation Law.
Further, the Stockholders’ Agreement contains provisions relating to the transfer of our Common Stock or Ranger Units by the Existing Owners. Specifically, any transfer of our Common Stock or Ranger Units by either Ranger Holdings or Ranger Holdings II requires the approval of each of such Existing Owners; provided, however, that any such transfer by Ranger Holdings II made without a corresponding transfer by Ranger Holdings, with the amounts of such corresponding transfers in proportion to such Existing Owners’ aggregate ownership of shares of our Common Stock, shall require the further prior written approval of Bayou Holdings. Any transfer of our Common Stock or Ranger Units by either Torrent Holdings or Torrent Holdings II requires the approval of each of such Existing Owners, but does not require the approval of Bayou Holdings.
Master Reorganization Agreement
In connection with the IPO, we entered into a master reorganization agreement (the “Master Reorganization Agreement”) under which the parties thereto effected a series of restructuring transactions. In connection with the Master Reorganization Agreement, an aggregate $3.0 million liability (included within other current liabilities on the accompanying consolidated balance sheet as of December 31, 2018) was settled by the Company and CSL Holdings I and CSL Holdings II during the year ended December 31, 2019. At the Company’s discretion the liability was settled with the issuance of 206,897 shares of Class A Common Stock.
Cash Merger Transaction Proposal
The Company has received a non-binding offer from CSL Capital Management, L.P. and Bayou Holdings, proposing to acquire all of the outstanding shares of common stock of the Company not owned by CSL, Bayou Holdings and T. Rowe Price Associates, Inc. in a cash merger transaction for $6.00 per share. The Board is currently evaluating such proposal.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed BDO as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020. The audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2019, was completed by BDO on February 28, 2020.
The Board of Directors is submitting the appointment of BDO for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders, through their vote, to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of BDO, the Audit Committee will reconsider the appointment of that firm as the Company’s independent registered public accounting firm.
The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. The stockholders’ ratification of the appointment of BDO does not limit the authority of the Audit Committee to change independent registered public accounting firms at any time.
Audit and Other Fees
The table below presents the aggregate fees billed by BDO, the Company’s independent registered public accounting firm, for services provided in the last two fiscal years (in thousands):

	2019	2018
Audit Fees(1)	$769.8	$780.9
Tax Fees	45.9	332.8
Total	$815.7	$1,113.7
_______________________________________________

(1)
Audit fees consist of the aggregate fees paid for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q, (ii) the filing of our Registration Statement on Form S-8, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years and (iv) accounting consultations.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of BDO’s audit, audit-related, tax and other services. For the year ended December 31, 2019, the Audit Committee pre-approved the audit services described above.
The Company expects that representatives of BDO will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.
Vote Required
Approval of Proposal TWO requires the affirmative vote of the holders of a majority of the shares present, virtually or by proxy, and entitled to be voted at the Annual Meeting. Votes cast FOR or AGAINST and abstentions with respect to this Proposal TWO will be counted as shares entitled to vote on the Proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for 2020.

AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.
The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted as of August 9, 2017, which is reviewed annually.
Management is responsible for our system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements and (iii) the independence and performance of our independent registered public accounting firm.
The Audit Committee has reviewed and discussed with our management and the independent registered public accounting firm the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by standards of the Public Company Accounting Oversight Board (“PCAOB”).
Our independent registered public accounting firm also provided to the Audit Committee the written disclosure required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
Based on the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC.

Audit Committee of the Board of Directors

William M. Austin, Chairman Merrill A. Miller, Member Michael C. Kearney, Member

STOCKHOLDER PROPOSALS
Any stockholder of the Company who desires to submit a proposal for inclusion in the Company’s 2021 proxy materials must submit such proposal to the Company at its principal executive offices no later than December 7, 2020, unless the date of the 2021 Annual Meeting is more than 30 days from May 7, 2021, in which case the proposal must be received at the Company’s principal executive offices a reasonable time before the Company begins to print and mail its 2021 proxy materials. Any stockholder of the Company who desires to submit a proposal for action at the 2021 Annual Meeting, but does not wish to have such proposal included in the Company’s proxy materials, must submit such proposal to the Company at its principal executive offices between January 15, 2021, and February 15, 2021. We will only consider proposals that meet the requirements of the applicable rules of the SEC and our Amended and Restated Bylaws (the “Bylaws”), adopted August 16, 2017.

AVAILABILITY OF CERTAIN DOCUMENTS
A copy of our 2019 Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our 2019 Annual Report on Form 10-K including exhibits. Please send a written request to J. Brandon Blossman at:
Ranger Energy Services, Inc.
800 Gessner, Suite 1000
Houston, Texas 77024
The charters for our Audit Committee and Compensation Committee, as well as our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are in the “Corporate Governance” section of our corporate website, which is www.rangerenergy.com, and are also available in print without charge upon written request to J. Brandon Blossman at the address above.
Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to J. Brandon Blossman at the address above, or by calling (866) 648-8133.
If you hold your shares in street name and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

RANGER

2020 ANNUAL MEETING OF RANGER ENERGY SERVICES, INC.

Date: Friday, May 8, 2020
Place: Annual Meeting to be held live via the Internet – please visit www.proxydocs.com/RNGR for more details.

To ATTEND the Annual Meeting of Ranger Energy Services, Inc., please visit www.proxydocs.com/RNGR for virtual meeting registration details. The control number located in the shaded gray box will be required to register.

Time: 10:00 AM, Central Daylight Time

Please make your marks like this: [X] Use dark black pencil or pen only

The Board of Directors unanimously recommends that you vote "FOR" proposals 1 and 2.

1: To elect directors to serve for the ensuing year and until their successors are elected and qualified:

	For	Withhold	Directors Recommend ↓
01 Darron M. Anderson	☐	☐	For
02 Merrill A. Miller	☐	☐	For
03 Brett T. Agee	☐	☐	For
04 Richard E. Agee	☐	☐	For
05 William M. Austin	☐	☐	For
06 Charles S. Leykum	☐	☐	For
07 Gerald C. Cimador	☐	☐	For
08 Krishna Shivram	☐	☐	For
09 Michael C. Kearney	☐	☐	For
10 Byron A. Dunn	☐	☐	For

Authorized Signatures - This section must be completed for your instructions to be executed.

Please Sign Here ______ Please Date Above ______

Please Sign Here ______ Please Date Above ______

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

RANGER

2020 Annual Meeting of Shareholders of Ranger Energy Services, Inc. to be held on Friday, May 8, 2020 for Holders as of March 9, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/RNGR
- Cast your vote online.
- Have your Proxy Card ready.
- Follow the simple instructions to record your vote.

OR

TELEPHONE

Call

(866) 307-0791
- Use any touch-tone telephone.
- Have your Proxy Card ready.
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card.
- Detach your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Darron M. Anderson and J. Brandon Blossman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on this proxy, all of the shares of Class A Common Stock and Class B Common Stock of RANGER ENERGY SERVICES, INC. held of record by the undersigned on the Record Date, March 9, 2020 at the 2020 Annual Meeting of Stockholders of the Company to be a completely virtual meeting, on Friday, May 8, 2020 at 10:00 AM, CDT, and any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR items 1 and 2. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

PROXY TABULATOR FOR

RANGER

RANGER ENERGY SERVICES, INC.
P.O. BOX 8016
CARY, NC 27512-9903

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

Revocable Proxy — Ranger Energy Services, Inc.

Annual Meeting of Stockholders
May 8, 2020 10:00 a.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Darron M. Anderson and J. Brandon Blossman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on this proxy, all of the shares of Class A Common Stock and Class B Common Stock of RANGER ENERGY SERVICES, INC. held of record by the undersigned on the Record Date, March 09, 2020, at the 2020 Annual Meeting of Stockholders of the Company to be a completely virtual meeting, on Friday, May 8, 2020 at 10:00 AM, CDT, and any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Items 1 and 2. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.